September 2015 Pricing Sheet dated September 30, 2015 relating to Preliminary Terms No. 569 dated September 18, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Enhanced Trigger Jump Securities Based on the Value of the S&P 500® Index due October 5, 2021

Principal at Risk Securities

PRICING TERMS – SEPTEMBER 30, 2015
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,340,000
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	September 30, 2015
Original issue date:	October 5, 2015 (3 business days after the pricing date)
Maturity date:	October 5, 2021
Underlying index:	S&P 500® Index
Payment at maturity:	$10 + index return amount. This payment may be greater than or less than the stated principal amount.
Index return amount:

If the final index value is at or above the downside threshold value, the index return amount will equal:

$10 x [the greater of (i) the index percent change and (ii) the fixed percentage]

If the final index value is below the downside threshold value, the index return amount will equal:

$10 x the index percent change

In this scenario, the payment at maturity will be less than $6.50 per stated principal amount of securities and could be zero. There is no minimum payment at maturity on the securities, and investors may lose their entire investment.

Fixed percentage:	27%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	1,920.03, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Downside threshold value:	1,248.02, which is approximately 65% of the initial index value
Valuation date:	September 30, 2021, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61765R461 / US61765R4618
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:	$9.240 per security. See “Investment Summary” beginning on page 2 in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.30(1)
		$0.05(2)	$9.65
Total	$4,340,000	$151,900	$4,188,100
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.

Preliminary Terms No. 569 dated September 18, 2015

Product Supplement for Jump Securities dated November 19, 2014         Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.